Execution Version
*** INDICATES CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B) OF REGULATION S-K BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ASSET SALE AGREEMENT

BETWEEN

SHELL OFFSHORE UPSTREAM SOUTH AFRICA B.V.

AND

KOSMOS ENERGY SOUTH AFRICA LIMITED

Offshore South Africa

Northern Cape Ultra Deep

Blocks 3013 and 3113

08 September 2020

*** INDICATES CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B) OF REGULATION S-K BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
ASSET SALE AGREEMENT
THIS AGREEMENT is entered into and becomes effective on the 8th day of September, 2020 by and between and Kosmos Energy South Africa Limited, a company existing under the laws of England and Wales (hereinafter referred to as “Seller”) and Shell Offshore Upstream South Africa B.V., a company existing under the laws of The Netherlands with a branch in South Africa (hereinafter referred to as “Buyer”). The companies named above, and their respective successors and assigns (if any), may sometimes individually be referred to as “Party” and collectively as “Parties”.
WHEREAS, pursuant to a farm out agreement dated 21 December 2018 (the “2018 FOA”) Seller and Buyer each acquired a forty five percent (45%) Participating Interest (as defined below) from OK Energy Limited, which holds the remaining ten percent (10%) Participating Interest, in the Northern Cape Ultra Deep (“NCUD”) Petroleum Exploration Licenses to Blocks 3013 and 3133 located offshore South Africa, granted under the Mineral and Petroleum Resources Development Act, 2002 (the “Exploration Right”);
WHEREAS, as of the date of this Agreement, Seller, Buyer and OK Energy are parties to the Joint Operating Agreement originally dated 27 September 2019 (the “JOA”);
WHEREAS, on 08 September 2020, Kosmos Energy Operating (“Kosmos”), an Affiliate of Seller, and B.V. Nordtsche Petroleum Maatschappij (“Shell”), an Affiliate of Buyer, entered into the Portfolio Agreement concerning the sale of the shares of certain Kosmos Affiliates and Kosmos interests in the Republic of Namibia, Democratic Republic of Sao Tome and Principe, the Republic of South Africa and the Republic of Suriname (the “Portfolio Agreement”);
WHEREAS, Seller is willing to transfer its forty five percent (45%) Participating Interest to Buyer in accordance with the terms set forth herein and Buyer wishes to acquire such interest.
NOW THEREFORE, in consideration of the mutual premises and covenants and obligations set out below and to be performed, the sufficiency of which is acknowledged, the Seller and Buyer agree as follows:
Article 1.

DEFINITIONS AND INTERPRETATION

a.Definitions
As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Exploration Right or as in the JOA, as the context may so require.
“2018 FOA” has the meaning given to it in the preamble of this Agreement and is attached as Exhibit A.
“Assigned Interest” has the meaning given in Article 2.1.
“Affiliate” means, in relation to a Party, a Person that Controls, is Controlled by, or is Controlled by a Person that Controls, a Party.
“Agreed Interest Rate” means the Reference Interest Rate.
“Agreement” means this Asset Sale Agreement together with the Exhibits, and any amendment hereof agreed to in writing by the Parties.
“Applicable Laws and Regulations” means, in relation to any Person, property or circumstance, all laws, regulations and statutes applicable thereto, including rules, by- laws, ordinances and other statutory instruments enacted pursuant to any law or statute, all judgments, decrees, rulings and orders of courts, tribunals, commissions and other similar bodies of competent jurisdiction; all orders, rules, directives, policies and guidelines having force of law issued by any Government authority; the rules of applicable stock exchanges; and all terms and conditions of any permits; that are in effect as of the relevant time and are applicable to such Person, property or circumstance.
“Anti-Bribery Laws and Regulations” has the meaning given in Article 6.3 (b).
“Benefits” has the meaning given in Article 2.6 (a).
“Business Day” means a day on which the banks of London, United Kingdom are normally open for business, but excluding Saturdays, Sundays and national holidays.
“Buyer” has the meaning given in the preamble of this Agreement.
“Carried Exploration Expenditure” has the meaning given in Article 4.2.
“Carried Seismic Costs” means the Kosmos Carried Seismic Costs as that term is defined in the 2018 FOA.

“Closing” means the completion of the Transaction in accordance with the provisions of this Agreement, as set out in Article 2.4.
“Closing Date” has the meaning given in Article 2.4(a).
“Conditions Precedent” mean, collectively, all of the conditions enumerated in Article 3.1 and “Condition Precedent” means any one of them, as the context may require.
“Consequential Loss” means any and all of the following, howsoever caused or arising, whether under common law, equity or contract, by virtue of any fiduciary duty, in tort, delict or deceit (including negligence), as a consequence of breach of any duty (contractual, statutory or otherwise) or under any other legal doctrine or principle whatsoever, irrespective of whether foreseeable at the date of execution of this Agreement and/or whether recoverable in law or equity and/or whether the same arises directly or indirectly:
(a)    loss or damage arising out of reservoir or formation damage, any delay, postponement, interruption to or loss of production, any failure or inability to produce, process, take delivery of, transport or deliver petroleum, or any loss of or anticipated loss of use, profit or revenue;
(b)    any failure, loss, damage, cost and/or expense consequent upon any of the forgoing, including, but not limited to, loss or damage incurred, or liquidated or pre- estimated damages or penalties of any kind whatsoever borne or payable under any contract for the sale, exchange, transportation, processing, storage or other disposal of petroleum;
(c)    any losses associated with business interruption including, but not limited to, (i) the cost of overheads incurred during business interruption, (ii) deferment of revenue or income, (iii) loss of or failure to obtain any contract or other business opportunity or (iv) loss of profit;
(d)    loss of bargain, contract, expectation or opportunity;
(e)    any other indirect or consequential loss under Applicable Law and Regulations; and
(f)    any loss, anticipated loss, damage, cost or expense arising out of any claim, or other suit or action, or resulting from or arising out of any of the foregoing.
“Contingent Carried Well Costs” means the Kosmos Contingent Carried Well Costs as that term is defined in the 2018 FOA.
“Control” means the power generally to exercise a majority of the voting rights in a Person or to compel the decisions of a Person whether by contract or otherwise, and whether directly or indirectly through one or more Affiliates.

“Costs” means all costs, claims, charges, expenses (including legal fees and professional charges), obligations, liabilities and losses of whatever nature, attributable to the Assigned Interest, as appropriate, under the Exploration Right, the JOA or otherwise.
“Data Room Documents” means the information and documents made available in an electronic data room prior to the Signing Date, all as listed in the disclosed document index in the Disclosure Schedule.
“Deed of Assignment” means the document, substantially in the form attached as Exhibit B.
“Disclosure Schedule” means the schedule supplied by Seller to Buyer prior to the execution date of this Agreement on Seller’s letterhead and duly identified as such, setting forth Seller’s disclosure with respect to certain matters under this Agreement.
“Due Diligence Investigation” means the due diligence investigation, analysis and evaluation performed by Buyer and/or any of its Affiliates with respect to the Transaction contemplated in this Agreement (including the Exploration Right, Exploration Right Area and the Applicable Laws and Regulations of the Republic of South Africa) on the basis of the Data Room Documents provided by Seller and/or other publicly available information.
“Effective Date” means the date of execution of this Agreement.
“Economic Date” means the last calendar day of the month of the Effective Date.
“Encumbrance” means any and all liens, charges, mortgages, pledges, hypothecations, royalties, net production interests, equitable interests, trusts, rights of set off, assignments by way of security and any other encumbrance, retention of title or security interest whatsoever, and any other agreement or arrangement having the effect of conferring security, howsoever created or arising and whether or not by operation of law.
“Environment” means air, water, land, ecological systems and living organisms supported by those media including man.
“Exploration Right” means the exploration right with reference number 12/3/274 covering Blocks 3013 and 3113 registered in the Minerals and Petroleum Titles Registration Office in a notarial deed under MPT 01/2019, which Exploration Right Renewal was granted on August 2019.
“Exploration Right Area” means the area covered by the Exploration Right as amended from time to time, or as a result of any relinquishment made under the Exploration Right or the Applicable Laws and Regulations.
“Force Majeure” means an event beyond the control of the Party claiming to be affected by such event which has not been brought about directly or indirectly at its own instance or at the instance of an Affiliate and which by the exercise of reasonable diligence the party affected was unable to prevent, provided that Force Majeure is limited to the following:
(a)    act of the public enemy, war (declared or undeclared) blockade, revolution, riot, insurrection, civil commotion, hostility, pandemic; or
(b)    any act, order or demand of any court or any government including any restraint, embargo, lockdown, inability to obtain or delay in obtaining governmental approvals (other than the Government Approval), permits, licenses or allocations, restraint on access to the Exploration Right Area, or termination or suspension of the Exploration Right.
For the avoidance of doubt, a lack of funds shall be deemed not to be a cause beyond the reasonable control of a Party.
“Fundamental Warranties” means the following warranties in Article 6.1: (a) (Seller’s Rights) and (b) (Claims and Litigation).
“Government” means the government of the Republic of South Africa and any political subdivision, agency or instrumentality thereof, including the Department of Mineral Resources and the Petroleum Agency of South Africa.
“Government Approval” means the written approval by the relevant Government authorities of the transfer of the Assigned Interest to Buyer as required under the Exploration Right and Applicable Laws and Regulations.
“Interim Period” means the period commencing from, and including, the Effective Date of this Agreement until Closing Date.
“JOA” has the meaning given in the preamble of this Agreement.
“Long Stop Date” means [***] from the Effective Date, or such later date as the Parties may agree in writing.
“Ministry” means the Department of Mineral Resources and Energy (DMRE).
“MPRDA” means the Mineral and Petroleum Resources Development Act, 2002, as amended.
“OK Energy” means OK Energy Limited a company existing under the laws of England and Wales.
“Other Taxes” has the meaning given in Article 7.3.

“Participating Interest” means as to any holder of the Exploration Right, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Exploration Right.
“Reference Interest Rate” means SOFR published by the Federal Reserve Bank of New York on its website [***] percentage points per annum;
“Relevant Authority” means any supervisory body, any banking or financial services or other regulatory authority, relevant securities commissions, stock exchange authorities, foreign exchange authorities, foreign investment authorities, competition and anti-trust or economic or trade controls and sanctions authorities or similar entities or authorities, any government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority, agency, bureau, board, commission, association, institution, department, court of judicial authority, arbitrator, tribunal or instrumentality thereof in any applicable jurisdiction, including a Tax Authority and, for the avoidance of doubt, the South African Revenue Services.
“Seller” has the meaning given in the preamble of this Agreement.
“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website, for the period closest in duration to period of the late payment period.
“Survival Period” means a period of    [***] following the Closing Date.
“Transaction” means the assignment of the Assigned Interest from Seller to Buyer under the terms of this Agreement.
“Upfront Cash Consideration” means the amounts set out in Article 4.1.
b.Interpretation
(i)The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.
(ii)Reference to the singular includes a reference to the plural and vice versa.
(iii)Reference to any gender includes a reference to all other genders.
(iv)Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.

(v)"Include" and "including" shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.
(vi)References to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Article or Exhibit.
(vii)References to a Party include references to such Party’s successors or assigns (immediate or otherwise).
(viii)Any reference to a statutory provision includes such provision as from time to time modified or re-enacted or consolidated, whether before, on or after the Effective Date.
Article 2.

TRANSFER OF ASSIGNED INTEREST
a.Transfer and Acceptance
Subject to the terms and conditions set forth in this Agreement, including the satisfaction or waiver of the Conditions Precedent and in exchange for Buyer’s obligation to pay the Upfront Cash Consideration and to comply with the further obligations set out in Article 4, at Closing the Seller shall assign, convey and transfer to Buyer and Buyer shall accept, a forty five percent (45%) Participating Interest, free from Encumbrances, and any other asset, right and obligation under all contracts, licenses, agreements, commitments and other legal obligations to which such Participating Interest is bound, but excluding any obligations or liabilities Seller has towards any third party, including but not limited to OK Energy and/or the Government, other than those arising under the Exploration Right, JOA and the Applicable Laws and Regulations (the “Assigned Interest”).
b.Binding Effect
Seller and Buyer shall be bound by this Agreement as of the Effective Date and shall fully perform all their respective obligations under this Agreement.
c.Costs and Benefits
Seller and Buyer agree that, except for the liability to pay the Upfront Cash Consideration pursuant to Article 4.1 and Carried Exploration Expenditure pursuant to Article 4.2 and subject to Closing taking place:
(i)Seller shall be liable for all Costs in respect of relating to or arising from the Assigned Interest which accrue in or relate to any period before the Economic Date and the Seller shall be entitled to all income, receipts, rebates and any other benefits

(together “Benefits”) arising out of or relating to the Assigned Interest which accrue in or relate to any period before the Economic Date;
(ii)Buyer shall be liable for all Costs and entitled to all Benefits in respect of, relating to or arising from the Assigned Interest, which accrue in or relate to any period on and from the Economic Date, in accordance with the JOA and this Agreement; and
(iii)the Parties shall make whatever adjustments and payments from one to the other as are necessary to reflect such allocation of Costs and Benefits.
d.Closing
(i)Subject to the satisfaction of the Conditions Precedent, the Closing shall be held either: (a) ten (10) Business Days after the satisfaction of the last Condition Precedent, or (b) such other date as the Parties may mutually agree in writing. The date the Closing occurs is referred to herein as the “Closing Date.” Closing shall take place by e-mail exchange of pdf-copies of all documents referred to in paragraph (b) below, unless otherwise mutually agreed by the Parties.
(ii)At Closing Seller shall deliver to Buyer:
1.the Deed of Assignment in the form attached hereto as Exhibit B duly executed by Seller;
2.confirmation of having complied with clause 12.2 of the JOA as applicable;
3.a copy of (a) the Government Approval and (b) the written consent from OK Energy to the transfer of the Assigned Interest;
4.a certified copy of the resolution of the board of directors of Seller approving the transfer and assignment of the Assigned Interest pursuant to this Agreement; and
5.such additional documents, if any, otherwise necessary to effect Closing, as agreed by the Parties.
(iii) At Closing, Buyer shall deliver to Seller:
1.the Deed of Assignment in the form attached hereto as Exhibit B duly executed by Buyer;
2.a certified copy of the resolution of the board of directors of Buyer approving the acceptance of the Assigned Interest pursuant to this Agreement; and
3.such additional documents if any, as reasonably required and requested in advance by Seller or as otherwise necessary to effect Closing.

(iv)At Closing the Deed of Assignment shall be completed and the Parties shall execute any other documents and do all such other acts and things as may reasonably be required in order to give effect to the Transaction. Notwithstanding all the preceding, the Parties agree to provide a fully executed version of the Deed of Assignment to the Ministry before the Closing Date, if required by the Ministry in connection with granting the Government Approval.
(v)If any Party does not comply with its obligations in this Article 2.4 in any respect, then the other Party may, without prejudice to any other remedies that may be available to it under this Agreement, elect to either:
1.defer Closing to a date it nominates, which shall be no more than ten (10) Business Days after the date on which Closing was scheduled to occur (and this provision shall also apply to any such deferred Closing); or
2.effect Closing to the extent practicable.
(vi)So far as it remains to be performed, this Agreement shall remain in full force and effect notwithstanding Closing.
Article 3.

CONDITIONS PRECEDENT TO TRANSFER AND TERMINATION
a.Conditions Precedent
The transfer of the Assigned Interest to Buyer as contemplated in this Agreement is subject to the satisfaction of the following conditions (the “Conditions Precedent”):
(i)[***]
(ii)[***]
(iii)[***]
(iv)[***]
(v)[***]
(vi)[***]
The Conditions Precedent (b), (c), (d) and (e) can be waived (to the extent these are legally capable of being waived) only by written instrument by Buyer only. All other Conditions Precedent can be waived (to the extent these are legally capable of being waived) only by written instrument by Seller and Buyer jointly.

b.Acts to be Performed
(i)Each Party shall use its reasonable endeavors to execute all documents and to do and procure to be done all such acts and things as are within its power to ensure the Conditions Precedent are satisfied as soon as is reasonably practicable after the Effective Date and in any case before the Long Stop Date. Each Party shall keep the other Party fully and promptly informed of any material progress in satisfying the Conditions Precedent and notify the other Party as soon as it becomes aware that each Condition Precedent has been satisfied.
(ii)Seller shall submit the documentation required to obtain Government Approval, provided that Buyer has complied with its obligations under Article 3.2 (c) and 5.3(a).
(iii)Buyer shall as soon as practicable deliver to Seller any information and documentation as may be requested by the Government in connection with the Transaction.
(iv)Notwithstanding the Applicable Laws and Regulations, the cost of obtaining Government Approval as provided by Section 11 of the MPRDA, including in respect of any information and documentation required for such approval, shall be borne by Seller.
(v)The Parties agree that during the Interim Period:
1.all written communications with the Government or any third party (excluding Buyer’s counsel, advisors, and other such consultants) relating to the Transaction shall be made jointly the Seller and Buyer; and
2.any meetings or direct communications with the Government or any third party (excluding Buyer’s counsel, advisors, and other such consultants) relating to the Transaction shall be arranged and conducted by the Buyer, unless otherwise agreed.
c.Termination
(i)If any one or more of the foregoing Conditions Precedent has not or have not been satisfied on or before the Long Stop Date, then either Party shall have the right to terminate this Agreement with immediate effect by giving written notice to the other Party and neither Party shall have any claims against or liabilities to the other Party in respect of this Agreement.
(ii)Without prejudice to the foregoing, the termination of this Agreement shall not relieve any Party from any costs or liability accrued or incurred prior to the termination of this Agreement, and the provisions of this Agreement shall continue in force for such additional time as necessary until all claims or lawsuits have been settled or otherwise disposed of. Article 8 (Confidentiality), Article 9 (Notices), Article

10 (Governing Law- Dispute Resolution- Waiver of Sovereign Immunity) and Article 13 (General Provisions) of this Agreement shall continue to remain effective and shall survive any termination of this Agreement. The termination of this Agreement shall not prejudice those rights, remedies and obligations of either Party that survive in law or in accordance with this Agreement.
Article 4.

CONSIDERATION AND FURTHER OBLIGATIONS
a.Consideration
Subject to Closing to occur and subject to the other provisions of this Agreement and the Portfolio Agreement, as consideration for receiving the transfer of the Assigned Interest under this Agreement:
(i)Buyer shall pay Seller at the Closing Date an amount of [***] as adjusted pursuant to Article 4.1(b)(the “Upfront Cash Consideration”); and
(ii)[***]
b.Carried Exploration Expenditure
Subject to Closing to occur and subject to the other provisions of this Agreement and the Portfolio Agreement and subject to Article 3.1(f), with effect from the Economic Date, [***]
c.Payments
(i)Payment of the Upfront Cash Consideration under this Agreement shall be made into the bank account:

Account Number	[***]
Routing Number ACH/EFT	[***]
Routing number DOM. Wires	[***]
SWIFT Code Intl Wires	[***]
Account Name	Kosmos Energy South Africa Limited
Account Address	[***]
901 Main Street, Dallas, Texas 75202

(ii)All payments under this Agreement to Seller or the Buyer, as applicable, shall be made in full without any set-off, restriction or condition and without any deduction for, or any account of any counterclaim or withholding or other taxes.
d.Audit

The amounts referred to under Articles 4.1 and 4.2 are not subject to any rights of audit.
Article 5.

UNDERTAKING OF THE PARTIES
a.Seller Obligations
During the Interim Period, Seller shall comply with the following:
(i)Promptly notify Buyer and provide details upon the occurrence of: (i) any written notice of default or termination received or given by Seller with respect to the Exploration Right or the JOA, (ii) any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Exploration Right or the JOA (iii) any material damage, destruction or loss to major assets under the Exploration Right, (iv) any event or condition that would render impossible Buyer’s right to the transfer of Assigned Interest hereunder
(ii)Not transfer, sell, mortgage, pledge, encumber or dispose of any portion of the Assigned Interest;
(iii)Consult with Buyer before voting on any Operating Committee decisions under the JOA;
(iv)Comply with Anti-Bribery Laws and Regulations in respect of the Exploration Right, JOA and Exploration Right Area; and
(v)Notwithstanding the aforementioned, Seller and Buyer shall prior to any meeting of the Operating Committee agree and align their voting position on any decisions in the Operating Committee in relation to the following matters (and strictly excluding any Urgent Operational Matters, as defined in the JOA):
1.to enter into a next Renewal Period, or to not enter a next Renewal Period, or to extend the existing Phase;
2.to adopt any Work Program and Budget, or to amend any approved Work Program and Budget;
3.any matters related to any Joint Operations;
4.to amend or to supplement the JOA or the Exploration Right;
5.any wholly or partial relinquishment of any Exploration Right Area;
6.approval of any AFEs; and

7.any disposal of any of Seller’s rights under the Exploration Right in whatever way or form.
If Seller and Buyer have not been able to agree their voting position at the date of the meeting of the Operating Committee in which the relevant decision is to be voted on, each of Seller and Buyer shall abstain from voting.
If Seller and Buyer have agreed their voting positions at the date of the meeting of the Operating Committee in which the relevant decision is to be voted on, and Seller votes in breach of the agreed voting position on that decision, Buyer shall, without prejudice to any other rights or remedies available to Buyer pursuant to this Agreement or otherwise, be entitled to terminate this Agreement in full without liability.
b.Mutual Obligations
During the Interim Period:
(i)Neither Party shall take any action nor fail to take any action, prior to the Closing Date, that would result in a breach of this Agreement, including their warranties under this Agreement; and
(ii)The Parties agree to provide and execute the necessary documents to obtain the Government Approval.
c.Buyer Obligations
During the Interim Period, Buyer shall comply with the following:
(i)Provide to Seller, as soon as reasonably possible after the Effective Date, but in any case no later than ten (10) days after the Effective Date, all information that may be required by the Exploration Right, the JOA, any Applicable Laws and Regulations and the Government, in each case so as to enable the Government to issue the Government Approval and OK Energy to provide the consent to the Transaction; and
(ii)Comply with all other obligations and liabilities under this Agreement, including payment obligations described in Article 4 and Article 7, insofar these are due and payable before the Closing Date and pay any other charges owed pursuant to this Agreement.
Article 6.

WARRANTIES OF THE PARTIES
a.Seller’s Warranties

Except as disclosed to Buyer in writing in the Disclosure Schedule, Seller warrants to Buyer as at the Effective Date and at the Closing Date that the following statements are true and accurate:
(i)Seller's Rights.
Seller is the legal and beneficial owner of the Assigned Interest, free and clear of all Encumbrances and adverse claims created by, through or under Seller, other than those created under or pursuant to the JOA, the Exploration Right or Applicable Laws and Regulations. No notice of default, termination, or breach under the Exploration Right has been received by Seller.
(ii)Claims and Litigation.
There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or, to the best of Seller’s knowledge, threatened in connection with the Exploration Right, which could have an adverse effect upon the consummation of the Transaction contemplated by this Agreement.
(iii)Environment.
Seller has not received any written notice that it is in violation of any Applicable Laws and Regulations relating to the Environment with respect to the Exploration Right or the Exploration Right Area.
(iv)(d)    Compliance.
To the best of Seller’s knowledge, Seller has materially complied with all Applicable Laws and Regulations in relation to the Exploration Right and the Exploration Right Area.
(v)Solvency.
The Seller can pay its debts as they fall due and is not insolvent within the meaning of the insolvency law of any jurisdiction applicable to the Seller. To the best of Seller’s knowledge, no order has been made and, where applicable, no resolution has been passed for the winding up, liquidation, administration or receivership (or any analogous proceeding in any jurisdiction) of the Seller and no voluntary arrangement has been made by the Seller with its creditors.
(vi)Information
All information provided by Seller in the Data Room Documents is, to the best of Seller’s knowledge, true and correct.
b.Buyer’s Warranties

Buyer warrants to Seller as at the Effective Date and as at Closing Date that the following statements are true and accurate:
(i)Claims and Litigation.
There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to the best of Buyer’s knowledge, threatened, against Buyer which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.
(ii)Financing.
Buyer has sufficient immediate available funds to enable it to fulfill all of its obligations under this Agreement.
(iii)Due Diligence.
In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent Due Diligence Investigation of the Assigned Interest and the warranties in this Agreement.
(iv)Solvency.
Buyer is able to pay its debts as they fall due and is not insolvent within the meaning of the insolvency law of any jurisdiction applicable to the Buyer. No order has been made and, where applicable, no resolution has been passed for the winding up, liquidation, administration or receivership (or any analogous proceeding in any jurisdiction) of the Buyer and no voluntary arrangement has been made by the Buyer with its creditors.
(v)Anti-Money Laundering.
Buyer warrants that the funds used for its payments to Seller shall not constitute the proceeds of crime in contravention of anti-money laundering laws. Buyer warrants to Seller that, in connection with this Agreement, it is knowledgeable about and will comply with all laws, regulations, rules and requirements relating to anti-money laundering applicable to its performance of this Agreement.
c.Mutual Warranties
The Parties warrant to each other as at the Effective Date and as at Closing Date that the following statements are true and accurate:
(i)Corporate Authority.

Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Exploration Right. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.
(ii)Payments.
Neither Party nor any of its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would (a) comprise a facilitation payment; and/or (b) violate:
1.the laws of the Republic of South Africa;
2.the laws of the country of formation of the Party or such Party's Ultimate Parent Entity (or its principal place of business);
3.the Foreign Corrupt Practices Act of the United States;
4.the Bribery Act of the United Kingdom;
5.the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention's Commentaries; or
6.all Applicable Laws and Regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any government official or any other person.
(“Anti-Bribery Laws and Regulations”).
(iii)Policies
In connection with this Agreement, and any business resulting therefrom, each Party has maintained and will maintain adequate written policies and procedures to comply with Anti-Bribery Laws and Regulations.

(iv)Other Warranties.
The execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:
1.violate any Applicable Laws and Regulations, judgment, decree or award;
2.contravene the articles of association or other organizational documents of a Party; or
3.result in a violation of a term or provision or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.
d.Disclaimer
(i)Seller makes no representation or warranty of any kind whatsoever, whether express, implied, statutory or otherwise, beyond those warranties expressly given in this Agreement, including, without limitation, in respect of the accuracy or completeness of any data, reports, documents, records, projections or information furnished or made available to Buyer in connection with this Agreement. Furthermore, Buyer disclaims any rights to claim diminution of consideration and any claims for damages because of defects, whether known or unknown, it being the intention of the Parties that any physical assets relating to the Assigned Interest are to be accepted by Buyer in their present condition and state of repair.
(ii)Except for the warranties provided in this Article 6, no representations, warranties, statements or conduct in respect of the Assigned Interest, including future operating or financial performance or project costs, have induced or influenced Buyer to enter into or agree to any terms or conditions of this Agreement nor may form the basis of, nor be pleaded in connection with, any claim by Buyer under or in connection with this Agreement.
(iii)Notwithstanding any other provision in this Agreement, Seller makes no representations or warranties as to any geological, geophysical, technical, engineering (including petroleum engineering), economic, financial or other interpretations, forecasts, data or evaluations concerning the Assigned Interest.
e.Acknowledgements
Without detracting from Buyer’s reliance on Seller’s warranties in Articles 6.1 and 6.3, Buyer acknowledges that as of the Closing Date:
(i)it will have made its own independent investigation, analysis and evaluation of the Data Room Documents and the Applicable Laws and Regulations pertaining to the Seller’s interest in the Exploration Right and the Assigned Interest, including a review of Seller’s title thereto and the state and condition thereof and will have relied on its own investigation, analysis and evaluation as to its assessment of the condition, quantum and value of the Assigned Interest and Seller’s title thereto;
(ii)except for the warranties in Articles 6.1 and 6.3, Buyer forever waives, releases and discharges Seller and its Affiliates from any costs, claims, charges, expenses (including legal fees and professional charges), obligations, liabilities and losses of Buyer and its assigns and successors, as a result of the use or reliance upon advice, information and materials pertaining to the Exploration Right and/or Assigned Interest delivered or made available to Buyer by Seller or any of its Affiliates prior to this Agreement, including, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for Buyer, or otherwise in its possession; and
(iii)subject to Article 6.6 (a) Buyer further waives, releases and forever discharges Seller from any and all other costs, claims, charges, expenses (including legal fees and professional charges), obligations, liabilities and losses whatsoever, known or unknown, existing now or arising subsequently, based on, relating to or arising from this Agreement or the condition, quality, status or nature of the Assigned Interest, including those arising in law or in equity, rights arising from breaches of statutory or implied warranties, tort actions, and/or common law rights of contribution, even if caused in whole or in part by the negligence (whether sole, joint, gross or concurrent, but excluding fraud or willful misconduct), of Seller.
(iv)Seller shall not be liable under its warranties in Article 6.1 and 6.3 to the extent that the facts which cause any of these warranties to be breached were disclosed in the Disclosure Schedule.
(v)Subject to Applicable Law or the preservation of legal privilege, in the event that there is a regulatory investigation by a Relevant Authority in connection with this Transaction, each Party shall, on reasonable notice have a right, at its expense, and the other Party shall take reasonable steps to enable this right, to audit the other Party’s relevant books and records with respect to compliance with Article 6.3(b). Each Party will retain such books and records for the period required by Applicable Law or a Party’s own retention policies, whichever is longer.”
f.Damages
(i)If a Party becomes aware that it may have a claim against the other Party for a breach of any warranty in Article 6.1, Article 6.2 or Article 6.3 (as appropriate), subject always to the limitations set out in this Article 6.6 and otherwise set out in this Agreement, such Party shall be entitled to claim only damages in respect of such matter pursuant to Applicable Laws and Regulations and accordingly waives any other rights it may have in respect of any such matter.

(ii)Notwithstanding anything herein to the contrary, a Party may only make a claim for damages for a breach of a warranty in Article 6.1, Article 6.2 or Article 6.3 (as appropriate):
1.where notice of such breach with reasonable particulars shall have been provided by such claiming Party to the other Party prior to the expiry of the Survival Period;
2.to extent any costs, claims, charges, expenses (including legal fees and professional charges), obligations, liabilities and losses are not reimbursed by insurance carried by such claiming Party or are otherwise compensated; and/or
3.to the extent that the matter or circumstance giving rise to the claim (i) has been or is made good or is otherwise compensated for without cost to the claiming Party; or (ii) has been recovered by the claiming Party under any other warranty or term of this Agreement and accordingly the claiming Party may only recover once in respect of the same loss.
(iii)In addition to the foregoing limitations, Buyer may only make a claim for damages for breach of a warranty in Article 6.1 or Article 6.3:
1.to the extent the liability in respect of an individual claim exceeds [***], in which case Seller shall be liable for the whole amount;
2.[***]
3.The maximum aggregate liability of Seller in respect of claims for damages for breaches of warranties in Article 6.1 or Article 6.3 other than the Fundamental Warranties or otherwise under, or in connection with this Agreement, whether in tort, contract, under statute or otherwise, shall not exceed [***] the amount of the Upfront Cash Consideration .
(iv)In no event shall either Party be liable to the other for any Consequential Losses, arising under or in connection with this Agreement.
(v)Notwithstanding anything to the contrary in this Agreement, this Article 6.6 shall not be construed to limit the liability of a Party for fraud, fraudulent misstatement or misrepresentation, breach of Anti-Bribery Laws and Regulations or willful misconduct.
Article 7.

TAX
a.Tax Obligations

Each Party shall be solely responsible for reporting and discharging its own taxes as established under applicable tax laws and regulations. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes as established under this Article 7.1.
b.Joint Levy
If interpretation or enforcement of the Exploration Right by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is borne by one Party otherwise than in proportion to its Participating Interest share.
c.Election of Rollover Treatment
The Parties hereby agree and elect that rollover treatment, as contemplated in subparagraph 2 under paragraph 7 of the Tenth Schedule of the South African Income Tax Act, No. 58 of 1962, shall apply to the transaction contemplated by this Agreement.
d.Other Taxes
Subject to Article 7.1, it is acknowledged and agreed by and between the Parties that any amounts paid as part of the Upfront Cash Consideration excludes any VAT, sales, use, stamp, real estate transfer, documentary, registration, recording and other similar taxes in connection with the sale of the Assigned Interest under this Agreement (collectively “Other Taxes”). Any Other Taxes imposed on the transfer of the Assigned Interest pursuant to this Agreement shall be borne by the Seller.
e.Indemnification Period
If a Party that has the benefit of an indemnity under this Article 7 is required to make any payment of tax covered by such indemnity, the indemnifying Party shall pay the indemnified Party within thirty (30) Business Days after receiving a written request for payment from the indemnified Party.
Article 8.

CONFIDENTIALITY
a.No Party nor any Affiliate of such Party shall, without the prior written consent of the other Party, issue or make any public announcement or statement regarding this Agreement or any matter the subject of this Agreement, unless it is necessary for that Party or its Affiliate to make such public announcement or statement in order to comply with a statutory obligation, an obligation to include information in published or audited accounts, or with the requirement of a competent government agency or other regulatory body, or a recognised stock exchange on which that Party or such

Affiliate has its securities listed or an unlisted securities market in which its securities are dealt, in which event a copy of the same shall be furnished to the other Party as soon as practicable prior to publication and such announcement or statement shall be limited to the minimum so required.
b.The terms of this Agreement shall, subject to Article 8.1, be held confidential by each Party during the continuance of the Exploration Right and for three (3) years thereafter and shall not be divulged in any way to any third party without the prior written approval of the other Party provided that a Party may, without such approval, disclose the terms of this Agreement:
(i)to any of the parties to the Portfolio Agreement;
(ii)to any Affiliate of such Party provided that the disclosing Party shall remain liable for any breach of confidentiality by such Affiliate;
(iii)to any outside professional consultants or other professional advisers consulted in connection with the terms of this Agreement upon obtaining a similar undertaking of confidentiality from such consultants or advisers;
(iv)to the extent that a Party is required to disclose the same pursuant to any law or order of any court of competent jurisdiction acting in pursuance of its powers or pursuant to any rules or requests from any regulatory authority of competent jurisdiction or a recognised stock exchange on which that Party or such Affiliate has its securities listed or an unlisted securities market in which its securities are dealt;
(v)to any regulatory authority, where reasonably required to obtain the Governmental Approval [***];
(vi)to the extent that the terms of this Agreement become public knowledge or for any other reason cease to be confidential otherwise than through breach of this Article 8.2.
c.Without prejudice to Articles 8.1 and 8.2 above, Buyer shall be entitled at any time to disclose the terms of this Agreement to any bona fide potential assignee or transferee of all or part of the Buyer’s interest in the Licence and the JOA, provided such bona fide potential assignee or transferee enters into an undertaking of confidentiality with terms similar to those set out in Article 8.2.
Article 9.

NOTICES
All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications (excluding e-mail)

which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual physical delivery of the notice to the address of the Party specified hereunder or, in the case of electronic delivery, means the time at which an electronic transmission report confirms delivery.
Shell Offshore Upstream South Africa B.V.
Address: Carel van Bylandtlaan 30, 2596 HR The Hague, Netherlands Attention: Managing Counsel Exploration
Fax: + E-mail: + [***]
Telephone: + [***]
Cc: Country Chair Namibia
E-mail: [***]
Kosmos Energy South Africa Limited
Address: 10 Stratton Street, London W1J 8LG, United Kingdom
Attention: General Counsel
Fax: + [***]
E-mail: [***]
Telephone: + [***]
Cc: Senior VP, Business Development
Fax: + [***]
Article 10.

GOVERNING LAW – DISPUTE RESOLUTION – WAIVER OF SOVEREIGN IMMUNITY
a.Governing Law

This Agreement (and any dispute, controversy, proceedings or claim of whatever nature including any non-contractual dispute or claim arising out of or in any way relating to this Agreement or its formation) shall be governed by, construed, interpreted and applied in accordance with the laws of England and Wales excluding any choice of law rules that would refer the matter to the laws of another jurisdiction.
b.Dispute Resolution
Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the International Chamber of Commerce Arbitration Rules (the “ICC Rules”), which Rules are deemed to be incorporated by reference into this Agreement. Except to the extent of conflicts between the ICC Rules and the provisions of this Agreement, in which event the provisions of this Agreement prevail. The arbitration shall be conducted by three arbitrators, to be appointed in accordance with the ICC Rules. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect. Receiving Party acknowledges that remedies at law may be inadequate to protect against breach of this Agreement; accordingly, the arbitral tribunal may award both monetary and equitable relief, including injunctive relief and specific performance. Any Party may apply to any competent judicial authority for interim or conservatory relief, including, without limitation, injunctions and orders for specific performance; an application for such measures or an application for the enforcement of such measures ordered by the arbitral tribunal shall not be deemed an infringement or waiver of the Agreement to arbitrate and shall not affect the powers of the arbitral tribunal. The seat of the arbitration shall be London, England. The language of the arbitration shall be English. Any award rendered by the tribunal shall be made in writing and shall be final and binding on the Parties. The Parties undertake to carry out the award without delay. All aspects of the arbitration shall be confidential.
c.Waiver of Sovereign Immunity
Any Party that now or in the future has the right to invoke sovereign immunity or diplomatic rights for itself or for any of its assets, hereby waives to formulate or exercise any such sovereign immunity or diplomatic right, or with respect to any other immunity or defense based on fact or argument that it is a political subdivision, agency or entity of a sovereign state, as regards any arbitral proceeding or any proceeding to execute an arbitral award as issued by a tribunal integrated further to this Agreement, including, without limitation, immunity to judgments, immunity to judicial expenses, immunity to the jurisdiction of any tribunal. Each Party acknowledges its rights and obligations hereunder are of a commercial and not a governmental or public nature.
Article 11.

FORCE MAJEURE
a.If one Party, as a consequence of the occurrence of a Force Majeure, is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than any obligation to pay any amounts due hereunder, then:
(i)that Party shall (i) give notice to the other Party providing reasonably complete particulars of the Force Majeure and a bona fide estimate of the period of time required to remedy the Force Majeure; and (ii) resume the performance of such obligations as soon as reasonably practicable after the removal of the cause and shall so notify the other Party;
(ii)each Party shall, promptly following becoming aware of a significant development with respect to the status of the Force Majeure, inform the other Party;
(iii)both Parties shall use commercially reasonable efforts to remove or overcome the Force Majeure as quickly as possible (but neither Party shall be obliged to settle any dispute except on terms acceptable to it (acting reasonably)).
Article 12.

DEFAULT
a.Default
If Buyer fails to pay the Upfront Cash Consideration by the applicable date, Buyer shall be in default, and
(i)such amounts shall accrue interest at the Agreed Interest Rate calculated from the due date until the date of actual payment (whether prior to or following judgment); and
(ii)Seller may not execute the Deed of Assignment, if such default occurs prior to their execution; or
(iii)Failing payment of the sum in default within fifteen (15) Business Days, Seller may require Buyer to retransfer the Assigned Interest to Seller free of any costs, if such default occurs after the execution of such Deed of Assignment.
Any exercise by Seller of its rights under this Article 12 is without prejudice to any other rights or remedies available to Seller pursuant to this Agreement or otherwise.
b.Remedies
(i)Regardless of Seller’s election as to the foregoing, Seller shall be entitled to seek specific performance of this Agreement and/or any other remedies available to Seller in equity or under Applicable Laws and Regulations or take whatever action it deems appropriate. If the Seller exercises its right to require Buyer to retransfer the Assigned Interest, Buyer agrees to execute any and all such documents as are necessary for such retransfer in the same form and manner as the original transfer and assist in obtaining any required approval of such retransfer by the Government or other parties to the JOA, as applicable. In the event all approvals are not timely obtained, Buyer shall hold the Assigned Interest on trust for Seller.
(ii)Buyer constitutes and appoints Seller as its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such retransfer legally effective and to obtain any necessary approvals. This power of attorney is irrevocable for the term of this Agreement and, if requested by the Seller at the time of default, Buyer shall execute a document setting forth this power of attorney in more detail.
Article 13.

GENERAL PROVISIONS
a.Relationship of Parties
The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.
b.Further Assurances
Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.
c.Waiver
No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement, irrespective of the length of time during which the default continues, shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.
d.Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.
e.Severance of Invalid Provisions
If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.
f.Amendments
There shall be no amendment of this Agreement except by written consent of all Parties.
g.Priority of Agreement
In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between the provisions of this Agreement and the JOA, and unless expressly provided otherwise, this Agreement shall prevail as between the Parties. In the event of any conflict between the provisions of this Agreement and the Portfolio Agreement, the Portfolio Agreement shall prevail as between the Parties.
h.Counterpart Execution
This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Seller is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.
i.No Third-Party Beneficiaries
No provision of this Agreement shall be construed as creating any rights enforceable by a third party and all third-party rights implied or created by law (Rights of Third Parties) Act 1999) are, to the extent permissible by law, excluded from this Agreement.
j.Entirety
The relevant terms of the Portfolio Agreement, this Agreement and the Exhibits constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior understandings, negotiations and agreements of the Parties, whether oral or written, pertaining to the subject matter hereof.
k.Assignments
No Party shall assign this Agreement or any of its rights or obligations hereunder, in whole or in part, without the written consent of the other Party. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the Parties, pursuant to the terms hereof.
l.Expenses
Except as otherwise expressly provided in this Agreement, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative the date set out in the first sentence of this Agreement.
SIGNED on behalf of

Shell Offshore Upstream South Africa B.V.
By:	/s/ Authorized Signatory
Name: Authorized Signatory
Title: Authorized Signatory

Kosmos Energy South Africa Limited
By:	/s/ Oliver Quinn
Name: Oliver Quinn
Title: Vice President

Exhibit A. FOA 2018

Exhibit B. Deed of Assignment
PROTOCOL NO. x/2020

NOTARIAL DEED OF ASSIGNMENT AND TRANSFER OF INTEREST IN EXPLORATION RIGHT
BE IT HEREBY MADE KNOWN TO ALL WHOM IT MAY CONCERN:
That on this the         day of        in the year of our Lord Two Thousand And Twenty, before me,                            , Notary Public, duly sworn and admitted, residing and practicing in                , Western Cape Province, Republic of South Africa, and in the presence of the subscribing competent witnesses, personally came and appeared:
In his/her capacity as authorised signatory of
KOSMOS ENERGY SOUTH AFRICA LIMITED
Registration number: 11721636
(“Assignor”)
A company with limited liability, incorporated under the laws of England and Wales, they being duly authorised thereto by a board resolution passed on    2020, which has this day been exhibited to me, the Notary, and remains filed of record in my Protocol, of the first part:
1.
DENNIS ZEKVELD
In his/her capacity as authorised signatory of
SHELL EXPLORATION AND PRODUCTION (79) B.V.
Registration number: 65500237
(“Assignee”)

a company with limited liability, incorporated under the laws of the Netherlands, they being duly authorised thereto by a power of attorney passed on    2020, which has this day been exhibited to me, the Notary, and remains filed of record in my Protocol, of the second part:
2.
in his / her capacity as the Acting Chief Executive officer of
SOUTH AFRICAN AGENCY FOR PROMOTION OF PETROLEUM EXPLORATION AND EXPLOITATION (SOC) LIMITED
(Registration number. 1999/015715/30)
(“the Agency”)
he being duly authorised hereto by a Power of Attorney/delegation granted to him by the Director-General of the Department Mineral Resources at Pretoria on    2020, which Power of Attorney/delegation has this day been exhibited to me, the Notary, and remains filed record in my Protocol and herein representing:
THE MINISTER OF MINERAL RESOURCES AND ENERGY
(hereinafter together with his successors in title referred to as the Minister) in his capacity representing:
THE REPUBLIC OF SOUTH AFRICA

(herein after referred to as “the Grantor”)
of the third part:
(Assignor and Assignees may hereinafter be referred to individually as “Party” and collectively as “Parties”).
2

AND THE APPEARERS DECLARED THAT:
A.    WHEREAS the Assignor and the Assignee are both holders of a 45% (forty five percent) undivided participatory interest in an exploration right granted in terms of 80 of the Mineral and Petroleum Resources Development Act, 28 of 2002 (the “Act”) in respect of Block 3013 and 3113, offshore of the Republic of South Africa, bearing reference number 12/3/274, (the “Exploration Right”) registered on 30 January 2019 at the Mineral and Petroleum Titles Registration Office (“MPTRO”), under MPT Number 01/2019 over the area set out in the map annexed hereto under Annexure A.
B.    AND on 28th August 2019 a renewal of the Exploration Right was granted as per Annexure B.
C.    AND on x August 2020, the Assignor and the Assignee executed an Asset Sale Agreement in terms whereof the Assignor agreed to assign and transfer to the Assignee, and the Assignee agreed to receive, a 9/20ths share (45%) undivided participatory interest in the Exploration Right (the “Transferred Interest”), subject to certain terms and conditions, including that the Minister consents to the proposed transfer of the Transferred Interest in accordance with section 11 of the Act.
D.    AND the Assignor hereby agrees to cede and assign to the Assignees and the Assignees hereby agree to accept the assignment from the Assignor of the Transferred interest.
E.    AND the Minister of Mineral Resources has, in terms of section 11 of the Mineral and Petroleum Resources Development Act 28 of 2002, consented to and approved the transfer of the Transferred Interest from Assignor to Assignee, a copy of such approval is attached hereto marked Annexure C and which was communicated to the Assignor as per the Granting Letter attached hereto and marked Annexure D.
3

NOW THEREFORE THESE PRESENT WITNESSETH:
1.    ASSIGNMENT
1.1    The Assignor hereby cedes, assigns and transfers the Transferred Interest in the above Exploration Right to and in favour of the Assignee.
1.2    As from the date of signature hereof (the “Effective Date”), the Assignee accepts such cession, assignment and transfer, subject and being entitled to all rights, obligations, terms and conditions applicable to the Transferred Interest.
1.3    The Parties agree that as from the Effective Date, the participatory interests of the Parties in the Exploration Right shall be held as follows:

Holder	Interest
Assignee 1	18/20ths share (90%) undivided interest
OK Energy Limited	2/20ths share (10%) undivided interest

1.4    The parties undertake at all times to do all things, grant all consents and take all steps, and to procure the doing of all things, the granting of all consents and the taking of all steps, as can be taken, done and granted, and which may be necessary or incidental to implement and maintain the provisions and conditions and content of this Notarial Deed of Assignment.
2.    OPERATORSHIP
2.1    The Assignee shall continue to act as the operator of the Exploration Right on behalf of itself and OK Energy and in such capacity the Assignor undertakes to act in accordance with the terms and conditions of the Exploration Right.
3.    RISK, BENEFIT, OWNERSHIP
3.1    The risk in, benefit of, and ownership of the Transferred Interest shall be deemed to have passed to the Assignee on the Effective Date.
4

3.2    With effect from the Effective Date the Assignee shall comply with all work commitments and other obligations relating to the Transferred Interest including, but not limited to, those in the exploration work programme, environmental management programme and social and labour plan relating thereto.
4.    REGISTRATION
4.1    Registration of this Notarial Deed of Assignment with the MPTRO shall be effected by the Assignor’s attorneys and shall, in accordance with section 11(4) of the Act, be lodged for such registration within 60 (sixty) days from the date of notarial execution.
4.2    The Assignor and the Assignee undertake, on request from the Assignor’s attorneys, to sign all such documents, to deliver all such documents of title and all such other documents and to take all such steps as they may respectively be called upon to do and which the Assignor’s attorneys may reasonably require to effect registration of this Notarial Deed of Assignment.
5.    DOMICILIUM
5.1    For purposes of this Notarial Deed of Assignment and for purposes of the Assigned Interest the Assignor and Assignees choose the following addresses as their domicilium citandi et executandi:
5.1.1    Assignor:

Physical Address	Postal Address

5.1.2    Assignee:

Physical Address	Postal Address
Carel van Bylandtlaan 30, 2596 HR The Hague, Netherlands	Carel van Bylandtlaan 30, 2596 HR The Hague, Netherlands

5

6

Thus done and signed at CAPE TOWN on this    th day of                    2020, in the presence of the subscribing witnesses:
AS WITNESSES

1.
2.

FOR AND ON BEHALF OF THE GRANTOR THE REPUBLIC OF SOUTH AFRICA

FOR AND ON BEHALF OF THE ASSIGNOR

FOR AND ON BEHALF OF THE ASSIGNEE

QUOD ATTESTOR

___________________________________
NOTARY PUBLIC

7

ANNEXURE A
PLAN DEPICTING THE ORIGINAL EXPLORATION AREA

Execution Version
ANNEXURE B

PLAN DEPICTING EXPLORATION AREA FOR THE FIRST RENEWAL PERIOD

ANNEXURE C

    SECTION GRANTING LETTER

ANNEXURE D

SECTION 11 LETTER OF CONSENT